UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2022

ORIGIN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Louisiana	001-38487	72-1192928
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 South Service Road East
Ruston, Louisiana 71270

(Address of principal executive offices)

(318) 255-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $5.00 per share	OBNK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§230.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously announced, Origin Bancorp, Inc., a Louisiana corporation (“Origin”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BT Holdings, Inc., a Texas corporation (“BTH”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, BTH will merge with and into Origin (the “Merger”), with Origin as the surviving entity in the Merger. In connection with the execution of the Merger Agreement, BTH’s wholly-owned subsidiary, BTH Bank, N.A., a national banking association (“BTH Bank”), agreed to be merged with and into Origin’s wholly-owned subsidiary, Origin Bank, a Louisiana state banking association (the “Bank Merger”), with Origin Bank as the surviving bank in the Bank Merger. The Merger Agreement was approved by the Board of Directors of each of Origin and BTH.

The proposed merger is described in the joint proxy statement/prospectus that was filed by Origin with the Securities and Exchange Commission (the “SEC”) on May 5, 2022 (the “joint proxy statement/prospectus”). On or about May 6, 2022, Origin mailed the joint proxy statement/prospectus to Origin’s shareholders in connection with the special meeting of its shareholders scheduled to be held on June 29, 2022 at which Origin’s shareholders will consider and vote upon, among other things, a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Origin common stock as merger consideration. This Current Report on Form 8-K provides certain additional information regarding the merger.

Between May 3, 2022 and June 12, 2022, four law firms, each representing a purported Origin shareholder, sent demand letters (the “Demand Letters”) to Fenimore Kay Harrison LLP (“Fenimore”), legal counsel for Origin.

Collectively, the Demand Letters allege that the joint proxy statement/prospectus omitted material information with respect to the merger concerning, among other things: (i) the individual multiples and metrics of the comparable transactions and companies used the analysis of Origin’s financial advisor, Stephens Inc. (“Stephens”); (ii) the individual inputs and assumptions underlying Stephens’ discounted cash flow analysis; (iii) certain compensation received by Stephens; (iv) the terms of the confidentiality agreements executed during the process leading up to the merger; (v) the nature of certain communications regarding post-transaction employment of certain former BTH employees; and (vi) the amount of cost savings expected to result from the merger. The Demand Letters seek corrective disclosures in an amendment or supplement to the joint proxy statement/prospectus.

The parties to the merger continue to believe that the demands for supplemental corrective disclosure are entirely without merit and that no further disclosure is required by applicable rule, statute, regulation or law beyond that already contained in the joint proxy statement/prospectus. However, to avoid the risk that the Demand Letters and the demands therein may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending any potential lawsuit that may arise as a result of the Demand Letters, the parties to the merger have determined that they will voluntarily make certain supplemental disclosures in the joint proxy statement/prospectus related to the proposed merger set forth below (the “Supplemental Disclosures”). Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the Supplemental Disclosures set forth herein.

The Supplemental Disclosures supplement and should be read in conjunction with the joint proxy statement/prospectus, which should be read in its entirety, along with periodic reports and other information Origin has filed with the SEC. To the extent that the information set forth herein differs from or updates information contained in the joint proxy statement/prospectus, the information set forth herein shall supersede or supplement the information in the joint proxy statement/prospectus. All page references below are to pages in the joint proxy statement/prospectus, and terms used below, unless otherwise defined herein, have the meanings given to such terms in the joint proxy statement/prospectus.

SUPPLEMENTAL DISCLOSURES TO THE JOINT PROXY STATEMENT/PROSPECTUS

1.                   The disclosure in the section of the joint proxy statement/prospectus entitled “The Merger—Opinion of Origin’s Financial Advisor—Relevant Companies – BT Holdings, Inc.” is hereby supplemented by deleting the list of relevant public companies on page 78 and replacing that list with the following table to provide additional information with respect to the selected relevant public companies:

			Price to
Company	Ticker	Asset Size ($B)	TBV		2022 EPS		2023 EPS
South Plains Financial, Inc.	SPFI	$3.9	1.29	x	11.7	x	10.9	x
Red River Bancshares, Inc.	RRBI	3.2	1.25	x	11.9	x	10.9	x
Guaranty Bancshares, Inc.	GNTY	3.1	1.58	x	11.7	x	11.0	x
Home Bancorp, Inc.	HBCP	2.9	1.19	x	10.5	x	8.8	x
First Guaranty Bancshares, Inc.	FGBI	2.9	1.32	x	8.2	x	7.7	x
Investar Holding Corporation	ISTR	2.5	1.05	x	9.1	x	8.1	x
Bank7 Corp.	BSVN	1.3	1.83	x	7.9	x	6.9	x

(Market Data as of February 22, 2022)

2.                   The disclosure in the section of the joint proxy statement/prospectus entitled “The Merger—Opinion of Origin’s Financial Advisor—Relevant Transactions Analysis—Relevant Nationwide Transactions” is hereby supplemented by deleting the table summarizing the selected relevant nationwide transactions on page 79 and the top of page 80 and replacing that table with the following table to provide additional information with respect to the selected relevant nationwide transactions:

			Price /
Acquiror	Target	Announcement Date	TBV		LTM Earnings		Core Deposit Prem.
QCR Holdings, Inc.	Guaranty Federal Bancshares, Inc.	11/9/2021	1.61	x	16.3	x	8.1%
OceanFirst Financial Corp.	Partners Bancorp	11/4/2021	1.48	x	NM		5.6%
First Merchants Corporation	Level One Bancorp, Inc.	11/4/2021	1.83	x	10.0	x	9.7%
BancPlus Corporation	First Trust Corporation	9/29/2021	3.03	x	10.4	x	12.6%
German American Bancorp, Inc.	Citizens Union Bancorp of Shelbyville, Inc.	9/20/2021	1.56	x	14.1	x	6.3%
Stock Yards Bancorp, Inc.	Commonwealth Bancshares, Inc.	8/3/2021	1.67	x	10.4	x	6.5%
CVB Financial Corp.	Suncrest bank	7/27/2021	1.51	x	12.6	x	6.4%
TriCo Bancshares	Valley Republic Bancorp	7/27/2021	1.57	x	10.9	x	5.3%
Old Second Bancorp, Inc.	West Suburban Bancorp, Inc.	7/26/2021	1.22	x	14.5	x	2.2%
F.N.B. Corporation	Howard Bancorp, Inc.	7/13/2021	1.54	x	18.0	x	9.0%
Lakeland Bancorp, Inc.	1st Constitution Bancorp	7/12/2021	1.52	x	11.5	x	5.9%
Mid Penn Bancorp, Inc.	Riverview Financial Corporation	6/30/2021	1.21	x	12.2	x	2.3%
Valley National Bancorp	The Westchester Bank Holding Corporation	6/29/2021	1.69	x	18.1	x	8.7%
Columbia Banking Systems, Inc.	Bank of Commerce Holdings	6/23/2021	1.66	x	14.7	x	7.1%
Nicolet Bankshares, Inc.	County Bancorp, Inc.	6/22/2021	1.35	x	15.6	x	6.6%
Simmons First National Corp.	Landmark Community Bank	6/7/2021	1.43	x	14.0	x	8.0%
United Bankshares, Inc.	Community Bankers Trust Corporation	6/3/2021	1.68	x	14.2	x	11.7%
First Foundation Inc.	TGR Financial, Inc.	6/3/2021	1.81	x	17.2	x	7.0%
First Bancorp	Select Bancorp, Inc.	6/1/2021	1.85	x	23.8	x	11.0%
FirstSun Capital Bancorp	Pioneer Bancshares, Inc.	5/11/2021	1.37	x	16.3	x	6.6%
Enterprise Financial Services Corp.	First Choice Bancorp	4/26/2021	1.89	x	11.5	x	10.6%
Nicolet Bankshares, Inc.	Mackinac Financial Corporation	4/12/2021	1.69	x	18.3	x	9.1%
VyStar Credit Union	Heritage Southeast Bancorporation, Inc.	3/31/2021	1.78	x	27.0	x	6.7%
Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.	3/29/2021	1.39	x	12.9	x	5.8%
Banc of California, Inc.	Pacific Mercantile Bancorp	3/22/2021	1.53	x	29.2	x	6.7%
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.	1/27/2021	1.67	x	16.3	x	8.7%
First Busey Corporation	Cummins-American Corp.	1/19/2021	1.12	x	17.1	x	1.3%

(Data as of February 22, 2022)

3.                   The disclosure in the section of the joint proxy statement/prospectus entitled “The Merger—Opinion of Origin’s Financial Advisor—Relevant Transactions Analysis—Relevant Texas Transactions” is hereby supplemented by deleting the table summarizing the selected relevant Texas transactions on the bottom of page 80 and the top of page 81 and replacing that table with the following table to provide additional information with respect to the selected relevant Texas transactions:

			Price /
Acquiror	Target	Announcement Date	TBV		LTM Earnings		Core Deposit Prem.
Home Bancorp, Inc.	Friendswood Capital Corporation	12/15/2021	1.47	x	29.0	x	7.8%
Simmons First National Corporation	Spirit of Texas Bancshares, Inc.	11/19/2021	1.83	x	12.4	x	12.8%
Business First Bancshares, Inc.	Texas Citizens Bancorp, Inc.	10/21/2021	1.57	x	16.6	x	4.8%
Home Bancshares, Inc.	Happy Bancshares, Inc.	9/15/2021	1.59	x	12.2	x	7.3%
FirstSun Capital Bancorp	Pioneer Bancshares, Inc.	5/11/2021	1.37	x	16.3	x	6.6%
BancorpSouth Bank	National United Bancshares, Inc.	12/2/2020	1.56	x	15.8	x	6.8%
Heartland Financial USA, Inc.	AIM Bancshares, Inc.	2/11/2020	2.10	x	13.4	x	12.3%
BancorpSouth Bank	Texas First Bancshares, Inc.	9/23/2019	1.63	x	NM		6.0%
First Financial Bankshares, Inc.	TB&T Bancshares, Inc.	9/19/2019	2.97	x	19.4	x	28.0%
South Plains Financial, Inc.	West Texas State Bank	7/25/2019	1.47	x	15.9	x	6.8%
Spirit of Texas Bancshares, Inc.	Chandler Bancorp, Inc.	7/24/2019	1.68	x	12.7	x	11.5%
Prosperity Bancshares, Inc.	LegacyTexas Financial Group, Inc.	6/17/2019	2.16	x	12.7	x	20.8%
BancFirst Corporation	Pegasus Bank	4/24/2019	2.59	x	17.1	x	13.9%
BancorpSouth Bank	Van Alstyne Financial Corporation	3/5/2019	2.12	x	11.8	x	17.0%

(Data as of February 22, 2022)

4.                   The disclosure in the section of the joint proxy statement/prospectus entitled “The Merger—Opinion of Origin’s Financial Advisor—Discounted Cash Flow Analysis – BT Holdings, Inc.” is hereby supplemented by adding the following to the end of the first paragraph thereunder on page 82 of the joint proxy statement/prospectus:

“Stephens selected the range of multiples based on its professional judgment. In the analysis excluding cost synergies, Stephens applied a range of terminal multiples to BTH’s calendar year 2027 projected net income of $37.8 million, as adjusted by approximately $2.4 million in after-tax opportunity cost associated with cumulative dividends projected to be made to maintain a 9.0% tangible common equity to tangible assets ratio and $420 thousand in after-tax loss for the impact of the Durbin Amendment. In the analysis including cost synergies, Stephens applied a range of terminal multiples to BTH’s calendar year 2027 projected net income of $43.6 million, as adjusted by approximately $2.8 million in after-tax opportunity cost associated with cumulative dividends projected to be made to maintain a 9.0% tangible common equity to tangible assets ratio, $420 thousand in after-tax loss for the impact of the Durbin Amendment, and $6.2 million of after-tax cost synergies. Stephens calculated the range of discount rates using the values for the equity risk premium and size based premium outlined in the 2021 Duff & Phelps Valuation Handbook, Origin’s 2-year Adjusted Beta as of February 22, 2022 and the risk free rate based on the U.S. 30 year treasury rate of 2.24% as of February 22, 2022. For the analysis that excluded cost synergies, the cash flows for the projected period 2022-2026 were $22.1 million, $19.9 million, $20.9 million, $23.7 million and $24.4 million, respectively, and the terminal value range, assuming a 9.0x – 13.0x multiple range, was $340.5 million - $491.9 million. For the analysis that included cost synergies, the cash flows for the projected period 2022-2026 were $23.6 million, $26.2 million, $27.0 million, $29.7 million and $30.3 million, respectively, and the terminal value range, assuming a 9.0x – 13.0x multiple range, was $392.6 million – $567.0 million.”

5.                   The disclosure in the section of the joint proxy statement/prospectus entitled “The Merger—Opinion of Origin’s Financial Advisor—Miscellaneous” on page 82 is hereby supplemented by deleting “a significant portion of which is contingent” in the first sentence of the third paragraph thereunder and replacing with “of which $2,250,000 of which is contingent.”

6.                   The disclosure in the section of the joint proxy statement/prospectus entitled “The Merger—Background of the Merger” is hereby supplemented by adding the following to the end of the seventh paragraph on page 50:

“The Confidentiality Agreement included customary restrictions on the parties’ ability to use or disclose nonpublic, confidential and/or proprietary information disclosed by the other party. The Confidentiality Agreement did not include “standstill” provisions or related “don’t ask, don’t waive” provisions that would have prevented Origin from publicly announcing an offer to acquire control of BTH had BTH not agreed to merge with Origin. Other than the Confidentiality Agreement with Origin, BTH did not enter into any confidentiality, standstill or similar agreement with any other potential counterparty related to a potential strategic business combination transaction during the period in which BTH and Origin were negotiating the merger.”

7.                   The disclosure in the section of the joint proxy statement/prospectus entitled “The Merger—Background of the Merger” is hereby supplemented by adding the following paragraph following the third paragraph on page 53:

“During these meetings, Mr. Mills and other Origin officers had a number of conversations with Ms. Sirman and Jay Dyer regarding the execution of employment agreements with Origin by Ms. Sirman, Jay Dyer and certain other BTH officers prior to executing the merger agreement. Based on these discussions, and after considering that Origin would accede BTH’s rights under certain existing employment agreements and stock option award agreements, Origin did not require execution of any agreements with BTH employees prior to execution of the merger agreement. Instead, the merger agreement included a covenant requiring BTH to use commercially reasonable efforts to obtain from certain specified BTH employees amendments to their employment agreements. Subsequent to execution of the merger agreement, Ms. Sirman and Jay Dyer have executed such employment agreement amendments providing for their continued employment with Origin at their current salaries and extending the terms of their employment agreements for two years following consummation of the Merger. Origin continues to negotiate the terms of employment agreements with certain other specified BTH employees.

“Similarly, these discussions included the number and identity of BTH directors or officers to be added to the Origin and/or Origin Bank boards of directors following consummation of the merger. The parties agreed that the BTH board of directors would be permitted to designate two individuals to serve on the boards of directors of each of Origin and Origin Bank following the merger. The BTH board of directors designated Ms. Sirman and Jay Dyer, both of whom are acceptable to Origin and Origin Bank.”

8.                   The disclosure in the section of the joint proxy statement/prospectus entitled “The Merger—Origin’s Reasons for the Merger; Recommendation of the Origin Board of Directors” is hereby supplemented by replacing the eighth bullet point on page 69 with the following:

“•      the expectation of annual pre-tax cost savings resulting from the merger of $2.0 million in 2022 and the expectation of annual pre-tax cost savings of $7.9 million thereafter;”

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of Origin. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Origin’s current expectations and assumptions regarding Origin’s and BTH’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect Origin’s or BTH’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Origin and BTH, the outcome of any legal proceedings that may be instituted against Origin or BTH, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Origin and BTH do business, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of Origin and BTH successfully, and the dilution caused by Origin’s issuance of additional shares of its capital stock in connection with the transaction. Except to the extent required by applicable law or regulation, Origin disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding Origin and factors which could affect the forward-looking statements contained herein can be found in Origin’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its other filings with the SEC.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction (the “Transaction”), Origin filed with the SEC a registration statement on Form S-4 (File No. 333-264279) on April 13, 2022, as amended on April 26, 2022 and on May 3, 2022, declared effective by the SEC on May 5, 2022 (as amended, the “Registration Statement on Form S-4”). The S-4 Registration Statement includes the joint proxy statement/prospectus, which has been mailed to Origin’s and BTH’s shareholders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT ORIGIN, BTH AND THE TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from Origin at its website, www.origin.bank.  Documents filed with the SEC by Origin will be available free of charge by accessing Origin’s Investor Relations website at ir.origin.bank or, alternatively, by directing a request by mail or telephone to Origin Bancorp, Inc., 500 South Service Road East, Ruston, Louisiana 71270, Attn: Investor Relations, (318) 497-3177.

PARTICIPANTS IN THE SOLICITATION

Origin, BTH and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Origin and BTH in connection with the proposed transaction under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about Origin, and its directors and executive officers, may be found in Origin’s definitive proxy statement relating to its 2021 Annual Meeting of Shareholders filed with the SEC on March 17, 2021, and other documents filed by Origin with the SEC. These documents can be obtained free of charge from the sources described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ORIGIN BANCORP, INC.

Date: June 21, 2022	By:	/s/ Stephen H. Brolly
Stephen H. Brolly
Chief Financial Officer